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Press Release	Source: Cord Blood America, Inc.

Cord Blood America Files 10-KSB, Reports 167% Revenue Increase Over Previous Year
Thursday April 7, 9:09 am ET

LOS ANGELES, CA--(MARKET WIRE)--Apr 7, 2005 -- Cord Blood America, Inc. (OTC BB:CBAI.OB - News), an umbilical cord blood stem cell preservation company, has reported financial results for the year ended December 31, 2004. The Company also announced that it has filed its Form 10-KSB for 2004 with the Securities and Exchange Commission.

For the year ended December 31, 2004, Cord Blood America reported revenue of $751,850, up 167% over 2003 net revenue of $281,175. The company also reported a gross profit of $154,502, up 87% over 2003 gross profit of 82,405, and a net loss of $1.65 million, or $(0.07) per diluted share, compared to a 2003 net loss of $45,838 or $(2.87) per diluted share.

The increase in expenses is a result of doubling the sales staff headcount, deployment of a new customer database, new accounting system, new sales and marketing management system, new network infrastructure, additional office space, additional general and administrative costs, and new marketing initiatives.

Year-end 2004 cord blood banking enrollments, a key indicator of future revenue levels, increased approximately 225% for 2004 as compared to cord blood storage enrollments for year-end 2003.

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com. For investor information, visit www.cordblood-america.com or call 1-888-882-CORD.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

9000 W. Sunset Boulevard, Suite 400

Los Angeles, CA 90069

Ph: 310.432.4090; Fax: 310.432.4098

Contact:

     Investor Relations Contact:

     Premier Funding & Financial Marketing Services LLC.

     Kelly Black

     President

     480-649-8224

     kblack@premierfundingservice.com